Exhibit 99.1

B&G Foods Announces Fourth Quarter and Fiscal 2008 Financial Results

— Delivers Fourth Quarter and Full Year EBITDA In Line with Previous Guidance —

— Reaffirms Fiscal 2009 Guidance —

Parsippany, N.J., March 5, 2009—B&G Foods, Inc. (NYSE: BGS, BGF), a manufacturer and distributor of high-quality, shelf-stable foods, today announced financial results for the fourteen and fifty-three weeks ended January 3, 2009.

Financial Results for the Fourth Quarter of 2008

Net sales for the fourteen weeks ended January 3, 2009 (fourth quarter of 2008) increased 1.9% to $134.9 million from $132.4 million for the thirteen weeks ended December 29, 2007 (fourth quarter of 2007).  Net sales during the fourth quarter and full year 2008 were negatively impacted by the poor maple syrup crop in Canada that led to a global shortfall of maple syrup.  Excluding net sales of Maple Grove Farms pure maple syrup products, net sales for the fourth quarter of 2008 increased $5.2 million or 4.2%.  This $5.2 million increase was attributable to sales price increases of $7.1 million, partially offset by the negative impact of a change in the mix of products sold of $1.9 million.  Net sales of Maple Grove Farms pure maple syrup products decreased by $2.7 million, consisting of a unit volume decline of $4.6 million, partially offset by sales price increases of $1.9 million.

Gross profit for the fourth quarter of 2008 decreased 12.7% to $34.7 million from $39.7 million in the fourth quarter of 2007.  Gross profit expressed as a percentage of net sales decreased 4.3 percentage points to 25.7% for the fourth quarter of 2008 from 30.0% in the fourth quarter of 2007.  The decrease in gross profit was primarily due to increased costs of maple syrup, packaging, wheat, transportation, beans, corn and sweeteners, partially offset by $9.0 million in sales price increases.  Operating income decreased 6.6% to $19.4 million for the fourth quarter of 2008, from $20.7 million in the fourth quarter of 2007.

Excluding the impact of items affecting comparability, the Company’s net income for the fourth quarter of 2008 was $4.1 million, and earnings per share was $0.11, as compared to net income of $5.2 million, or $0.14 per share, for the fourth quarter of 2007.  Please see the table below for information concerning items affecting comparability of net income and earnings per share.  Including items affecting comparability, the Company experienced a net loss of $1.1 million, or $0.03 per share, for the fourth quarter of 2008.

Excluding the impact of severance and termination charges resulting from a workforce reduction, the Company’s fourth quarter 2008 EBITDA of $24.3 million was flat as compared to prior year, in line with previous guidance.  Including the impact of severance and termination charges, fourth quarter 2008 EBITDA decreased 3.4% to $23.5 million as compared to fourth quarter 2007 EBITDA of $24.3 million.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “We are very pleased to announce a fourth quarter EBITDA that matches our prior year fourth quarter, after allowing for severance and termination charges.  This result is in line with the guidance we provided in our third quarter conference call and was achieved despite a less than favorable sales mix and several major customer inventory reduction initiatives at the end of the quarter.  While cost remained challenging in the quarter, our pricing strengthened and our cost reduction efforts gained momentum, offsetting to a great degree the cost increases we experienced.  We expect pricing and cost reduction momentum to continue into 2009, cost increases to ease and our net sales to remain solid, setting the stage for meaningful margin improvement and improved EBITDA results in the current year.”

Financial Results for Fiscal 2008

Net sales for the fifty-three weeks ended January 3, 2009 (fiscal 2008) increased 3.3% to $486.9 million from $471.3 million for the fifty-two weeks ended December 29, 2007 (fiscal 2007).  Excluding net sales of Maple Grove Farms pure maple syrup products and the impact of the termination of a temporary co-packing arrangement, net sales for fiscal 2008 increased $18.9 million, or 4.3%.  Of this $18.9 million increase, $8.6 million was attributable to sales price increases, $1.3 million was attributable to an increase in unit volume and $9.0 was attributable to an extra two months of Cream of Wheat sales.  Net sales of our Maple Grove Farms pure maple syrup products decreased by $2.5 million, consisting of a unit volume decline of $8.2 million, partially offset by sales price increases of $5.7 million.  Net sales in fiscal 2008 were also negatively impacted by $0.8 million due to the termination of a temporary co-packing arrangement.

Gross profit for fiscal 2008 decreased 9.5% to $133.9 million from $148.0 million in fiscal 2007.  Gross profit expressed as a percentage of net sales decreased 3.9 percentage points to 27.5% in fiscal 2008 from 31.4% in fiscal 2007.  The decrease in gross profit was primarily due to the increased costs of maple syrup, packaging, wheat, transportation, beans, corn and sweeteners, partially offset by $14.3 million in sales price increases.  Operating income decreased 9.0% to $73.9 million during fiscal 2008, compared to $81.2 million in the comparable period of fiscal 2007.

Excluding the impact of items affecting comparability, the Company’s net income for fiscal 2008 was $14.0 million, and earnings per share was $0.38.  Please see the table below for information concerning items affecting comparability of net income and earnings per share.  Including items affecting comparability, the Company’s net income for fiscal 2008 was $9.7 million, or $0.27 per share.  During a portion of fiscal 2007, B&G Foods had two classes of common stock outstanding, and computed earnings per share under the two class method.  As a result, even after taking into account items affecting comparability, it is not meaningful to compare earnings per share data for fiscal 2008 to fiscal 2007.

Excluding the impact of severance and termination charges, fiscal 2008 EBITDA was $90.3 million, a decrease of 4.4% as compared to fiscal 2007 EBITDA of $94.5 million.  Including the impact of severance and termination charges, fiscal 2008 EBITDA was $89.4 million, a decrease of 5.3%.

Items Affecting Comparability—Comparison of Adjusted Information to GAAP Information

The company uses “net income, as adjusted” and “earnings per share, as adjusted,” which are calculated as reported net income and earnings per share adjusted for items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and earnings per share to eliminate the net expense related to items identified in the table below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with reductions in workforce and unrealized gains or losses on the Company’s interest rate swap, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.

	Fourth Quarter		Fiscal Year
	2008	2007	2008	2007
	(in thousands)
Net (loss) income, as reported	$(1,096)	$5,168	$9,733	$17,825
Mark-to-market adjustment on interest rate swap, net of tax(1)	4,659	—	3,765	—
Severance and termination charges, net of tax	519	—	519	—
Net income, as adjusted	$4,082	$5,168	$14,017	$17,825

	Fourth Quarter		Fiscal Year
	2008	2007	2008
	(in thousands)
EPS-Class A common stock, as reported	$(0.03)	$0.14	$0.27
Mark-to-market adjustment on interest rate swap, net of tax(1)	0.13	—	0.10
Severance and termination charges, net of tax	0.01	—	0.01
EPS-Class A common stock, as adjusted	$0.11	$0.14	$0.38

(1)                  The counterparty of our interest rate swap is an affiliate of Lehman Brothers.  Following the bankruptcy of Lehman Brothers, we determined that the interest rate swap was no longer an effective hedge under the guidelines of SFAS No. 133.  “Unrealized loss on interest rate swap, net of tax” reflects a non-cash, non-operating mark-to-market adjustment of the interest rate swap.  The interest rate adjustment will reverse over the remaining life of the interest rate swap agreement as a non-cash, non-operating gain.

Guidance

As previously announced, EBITDA for fiscal 2009 is expected to be approximately $95 to $98 million.  Capital expenditures are expected to be up to approximately $11 million.

“Fourth quarter 2008 and year-to-date 2009 results have been in line with expectations and we expect that 2009 will be a year of improved operating results in the business,” stated Mr. Wenner.  “While we expect that overall cost will continue to increase modestly in 2009 — even net of distribution, energy and selected commodity cost decreases — we also expect that price increases already in place and cost reduction efforts will be sufficient to return operating margins to more normal levels.  Last week our Board declared the Company’s 18th consecutive quarterly dividend, expressing its continuing confidence in the financial health of the Company and our ability to generate the cash flow necessary to continue paying a generous dividend to our stockholders.”

Stock and Debt Repurchase Plan

As previously announced, during the fourth quarter of 2008, the Company’s Board of Directors authorized a stock and debt repurchase program for the repurchase of up to $10.0 million of the Company’s Class A common stock and/or 8% senior notes over a twelve month period.  Under the authorization, the Company may purchase shares of Class A common stock and/or senior notes from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

During the fourth quarter of 2008, the Company repurchased and retired 550,331 shares of Class A common stock at a weighted average price of $4.60 per share.

The timing and amount of future repurchases, if any, will be at the discretion of management, and will depend on available cash, market conditions and other considerations.  Therefore, there can be no assurance as to the number of additional shares, if any, that will be repurchased under the stock and debt repurchase program, or the aggregate dollar amount of the shares or principal amount of senior notes, if any, repurchased.  The Company may discontinue the program at any time.  Any shares repurchased pursuant to the stock repurchase program will be retired.  Likewise, any senior notes repurchased will be cancelled.  The Company currently has 36,246,657 shares of Class A common stock outstanding, 18,528,521 of which trade separately and 17,718,136 of which trade as part of EISs.  The Company currently has $240.0 million principal amount of senior notes outstanding.  In general, the Company’s credit agreement prohibits the Company from repurchasing its 12% senior subordinated notes.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, March 5, 2009.  The call will be webcast live over the Internet from the Investor Relations section of B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (888) 239-5348 or for international callers by dialing (913) 312-1302.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers.  The password is 4847128.  The replay will be available from March 5, 2009 through March 12, 2009.

About Non-GAAP Financial Measures

“Net income, as adjusted,” “earnings per share, as adjusted” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization) are “non-GAAP (Generally Accepted Accounting Principles) financial measures.”  A non-GAAP financial measure is defined as a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.

Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. Comparisons of net income, as adjusted and earnings per share, as adjusted to GAAP information is set forth above.  A reconciliation of EBITDA with net income and net cash provided by operating activities is included below for the fourth quarter and fiscal 2008 and the fourth quarter and fiscal 2007, along with the components of EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to our expectations regarding costs, cost reduction efforts and pricing for fiscal 2009; our expectations regarding operating margin improvements; and our expectations regarding EBITDA for fiscal 2009.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for fiscal 2008 filed on March 5, 2009.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(Unaudited)

	January 3, 2009	December 29, 2007
Assets
Current assets:
Cash and cash equivalents	$32,559	$36,606
Trade accounts receivable, less allowance for doubtful accounts and discounts of $745 in 2008 and 2007	36,578	42,362
Inventories	88,899	93,181
Prepaid expenses	2,475	3,556
Income tax receivable	2,221	569
Deferred income taxes	1,110	648
Total current assets	163,842	176,922

Property, plant and equipment, net	51,059	49,658
Goodwill	253,353	253,353
Trademarks	227,220	227,220
Customer relationship intangibles, net	116,318	122,768
Net deferred debt issuance costs and other assets	13,298	17,669
Total assets	$825,090	$847,590

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	27,286	32,126
Accrued expenses	16,023	21,894
Dividends payable	6,162	7,797
Total current liabilities	49,471	61,817

Long-term debt	535,800	535,800
Other liabilities	23,671	6,376
Deferred income taxes	71,500	68,962
Total liabilities	680,442	672,955

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; 36,246,657 and 36,778,988 shares issued and outstanding as of January 3, 2009 and December 29, 2007	362	368
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; no shares issued or outstanding as of January 3, 2009 and December 29, 2007	—	—
Additional paid-in capital	171,123	202,197
Accumulated other comprehensive loss	(12,358)	(3,718)
Accumulated deficit	(14,479)	(24,212)
Total stockholders’ equity	144,648	174,635
Total liabilities and stockholders’ equity	$825,090	$847,590

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007

Net sales	$134,855	$132,384	$486,896	$471,336
Cost of goods sold	100,151	92,648	352,967	323,316
Gross profit	34,704	39,736	133,929	148,020

Operating expenses:
Sales, marketing and distribution expenses	10,325	14,500	44,888	51,684
General and administrative expenses	3,400	2,880	8,707	9,682
Amortization expense—customer relationships	1,612	1,613	6,450	5,501
Operating income	19,367	20,743	73,884	81,153

Other expenses:
Interest expense, net	21,026	12,660	58,067	52,688
Income before income tax expense	(1,659)	8,083	15,817	28,465
Income tax expense	(563)	2,915	6,084	10,640
Net income	$(1,096)	$5,168	9,733	17,825

Earnings per share calculations:
Basic and diluted distributed earnings per share:
Class A common stock	$0.17	$0.21	$0.81	$0.92	(1)
Basic and diluted earnings (loss) per share:
Class A common stock	$(0.03)	$0.14	$0.27	$0.62
Class B common stock	$—	$—	$—	$(0.30)

(1)                  “Distributed earnings” differs from actual per share amounts paid as dividends as the earnings per share computation under GAAP requires the use of the weighted average rather than the actual number of shares outstanding.

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(Dollars in thousands)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007

Net income	$(1,096)	$5,168	$9,733	$17,825
Income taxes	(563)	2,915	6,084	10,640
Interest expense, net	21,026	12,660	58,067	52,688
Depreciation and amortization	4,132	3,592	15,552	13,298
EBITDA(1)	23,499	24,335	89,436	94,451
Income taxes	563	(2,915)	(6,084)	(10,640)
Interest expense, net	(21,026)	(12,660)	(58,067)	(52,688)
Deferred income taxes	1,163	2,379	7,250	9,323
Amortization of deferred debt issuance costs	793	793	3,169	3,190
Unrealized loss on interest rate swap	7,083	—	5,569	—
Reclassification to interest expense, net	418	—	494	—
Share-based compensation expense	522	—	1,032	—
Write off of deferred debt issuance costs	—	—	—	1,769
Changes in assets and liabilities, net of effects of business combination	(1,045)	917	(2,303)	(11,356)
Net cash provided by operating activities	$11,970	$12,849	$40,496	$34,049

(1)                  EBITDA is a measure used by management to measure operating performance.  EBITDA is defined as net income before net interest expense, income taxes, depreciation, and amortization. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on these measures. As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends, if any. Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.